EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2016 with respect to the consolidated financial statements, schedule and internal control over financial reporting of Icahn Enterprises L.P. included in the joint Annual Report on Form 10-K for the year ended December 31, 2015 of Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York

September 9, 2016